Exhibit 10.5

EXECUTION VERSION

AMENDMENT NO. 4

AMENDMENT NO. 4 (this “Amendment”), dated as of August 8, 2017, among EWT HOLDINGS III CORP. (f/k/a WTG HOLDINGS III CORP.), a Delaware corporation (the “Borrower”), EWT HOLDINGS II CORP. (f/k/a WTG HOLDINGS II CORP.), a Delaware corporation (“Holdings”), the other Loan Parties identified on the signature pages hereto, each financial institution identified on the signature pages hereto, and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent, relating to the First Lien Credit Agreement, dated as of January 15, 2014 (as heretofore amended, amended and restated, extended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, Holdings, the Lenders from the time to time party thereto, the Administrative Agent and the L/C Issuers referred to therein.

RECITALS:

WHEREAS, the Borrower has requested an amendment to the Existing Credit Agreement (i) pursuant to clause (v) of the proviso immediately following clause (g) of Section 10.01 of the Existing Credit Agreement, under which 100% of the aggregate principal amount of Incremental 2016 First Lien Term Loans (as defined in Amendment No. 1) outstanding immediately prior the Amendment No. 4 Effective Date (as defined below), together with all accrued and unpaid interest and fees in respect thereof and in connection therewith, will be refinanced (the “Incremental 2016 First Lien Term Loan Prepayment”) with 100% of the Net Cash Proceeds of refinancing term loans (such indebtedness, the “Refinancing 2017 First Lien Term Loans”; and the Lenders providing such Refinancing 2017 First Lien Term Loans, “Refinancing 2017 First Lien Term Lenders”); (ii) pursuant to which certain term lenders (the “Incremental 2017 First Lien Term Loan Lenders”) will agree to make incremental term loans under Section 2.14(a) of the Amended Credit Agreement (as defined below) in an aggregate principal amount of $80,000,000 (such incremental term loans, the “Incremental 2017 First Lien Term Loans”); and (iii) pursuant to which the Existing Credit Agreement will be amended to reflect certain other modifications requested by the Borrower;

WHEREAS, on the terms and conditions set forth herein, (a) each Refinancing 2017 First Lien Term Lender has agreed to provide Refinancing 2017 First Lien Term Loans in the amount set forth on Schedule I hereto opposite such Refinancing 2017 First Lien Term Lender’s name under the heading “Refinancing 2017 First Lien Term Loan Commitment” (each, a “Refinancing 2017 First Lien Term Loan Commitment”) and (b) each Incremental 2017 First Lien Term Loan Lender has agreed to provide an Incremental 2017 First Lien Term Loan in the amount reflected for such lender on Schedule II under the heading “Incremental 2017 First Lien Term Loan Commitment” (each, an “Incremental 2017 First Lien Term Loan Commitment”); and

WHEREAS, in order to effect the foregoing, the Borrower and the other parties hereto desire to amend, as of the Amendment No. 4 Effective Date, the Existing Credit Agreement, subject to the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto therefore agree as follows:

SECTION 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Existing Credit Agreement has the meaning assigned to such term in the Existing Credit Agreement.

SECTION 2. Amendments to Existing Credit Agreement.

(a)                            The Existing Credit Agreement is, as of the Amendment No. 4 Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 7 of this Amendment, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Annex I hereto (the Existing Credit Agreement, as so amended, the “Amended Credit Agreement”).

(b)                             Except as otherwise provided herein, all schedules and exhibits to the Existing Credit Agreement, in the forms thereof in effect immediately prior to the Amendment No. 4 Effective Date, will be continued as the schedules and exhibits attached to the Amended Credit Agreement.

SECTION 3. Refinancing 2017 First Lien Term Loans.

(a)                            On the Amendment No. 4 Effective Date, each Refinancing 2017 First Lien Term Loan Lender shall make, severally but not jointly, a Refinancing 2017 First Lien Term Loan in Dollars in a principal amount equal to its Refinancing 2017 First Lien Term Loan Commitment.

(b)                             The Refinancing 2017 First Lien Term Loans shall have the same terms as the Term Loans borrowed on the Closing Date under the Existing Credit Agreement (the “Closing Date Term Loans”), the Amendment No. 2 Incremental Term Loans and the Incremental 2017 First Lien Term Loans, shall be part of a single tranche of term loans with the Closing Date Term Loans, the Amendment No. 2 Incremental Term Loans and the Incremental 2017 First Lien Term Loans, and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Term Lenders, of the Amended Credit Agreement and the other Loan Documents.

(c)                             The Refinancing 2017 First Lien Term Loans shall constitute “Specified Refinancing Debt” under the Amended Credit Agreement. In accordance with Section 2.05(b)(iii) of the Amended Credit Agreement, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received from the Refinancing 2017 First Lien Term Loans. In accordance with Section 2.05(b)(vi) of the Amended Credit Agreement, the Borrower hereby designates the Incremental 2016 First Lien Term Loans as the exclusive Facility to be so refinanced. Notwithstanding anything in the Existing Credit Agreement, the Amended Credit Agreement or any other Loan Document to the contrary, it is understood and agreed that (i) any Lender holding Incremental 2016 First Lien Term Loans immediately prior to the effectiveness of Amendment No. 4 on the Amendment No. 4 Effective Date may agree in writing on or prior to the effectiveness of Amendment No. 4 on the Amendment No. 4 Effective Date to exchange, on a cashless basis, its Incremental 2016 First Lien Term Loans for an equal amount of Refinancing 2017 First Lien Term Loans; (ii) that such cashless exchange shall be deemed a repayment of the Incremental 2016 First Lien Term Loans so exchanged; and (iii) that the Borrower’s obligations under the Existing Credit Agreement, the Amended Credit Agreement and any other Loan Document, in each case in respect of the repayment of the Incremental 2016 First Lien Term Loans so exchanged, shall be deemed to have been satisfied.

(d)                            From and after the Amendment No. 4 Effective Date, each Refinancing 2017 First Lien Term Loan Lender shall have all of the rights and obligations of a “Term Lender”, and all Refinancing 2017 First Lien Term Loans shall be “Term Loans” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 4                     Incremental 2017 First Lien Term Loans.

(a)                            On the Amendment No. 4 Effective Date, each Incremental 2017 First Lien Term Loan Lender shall make, severally but not jointly, an Incremental 2017 First Lien Term Loan in Dollars in a principal amount equal to its Incremental 2017 First Lien Term Loan Commitment.

(b)                             The Incremental 2017 First Lien Term Loans shall have the same terms as the Closing Date Term Loans, the Amendment No. 2 Incremental Term Loans and the Refinancing 2017 First Lien Term Loans, shall constitute an upsize to the Closing Date Term Loans, shall be part of a single tranche of term loans with the Closing Date Term Loans, the Amendment No. 2 Incremental Term Loans and the Refinancing 2017 First Lien Term Loans, and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Term Lenders, of the Amended Credit Agreement and the other Loan Documents.

(c)                              From and after the Amendment No. 4 Effective Date, each Incremental 2017 First Lien Term Loan Lender shall have all of the rights and obligations of a “Term Lender”, and all Incremental 2017 First Lien Term Loans shall be “Term Loans” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 5 Mortgage Modifications.  By the date that is ninety (90) days after the Amendment No. 4 Effective Date, as such time period may be extended, by not more than additional thirty (30) days, in the Administrative Agent’s reasonable discretion, the applicable Loan Party shall deliver to the Administrative Agent, unless otherwise agreed by the Administrative Agent in its reasonable discretion, the following items: (i) such amendments to the Mortgages of such Loan Party to the extent reasonably necessary to effectuate the transactions contemplated hereby; (ii) with respect to any Mortgage that is amended pursuant to the this paragraph, mortgage modification or bring-down endorsements to the applicable Mortgage Policies, to the extent such endorsements are reasonably available in the applicable jurisdiction; and (iii) such other documentation reasonably requested by the Administrative Agent in connection therewith (including the delivery of local counsel opinions solely with respect to enforceability of any such amendments) to give effect to the transactions contemplated by this Amendment, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6 Representations of the Borrower and each other Loan Party.  The Borrower and each other Loan Party hereby represents and warrants to the Administrative Agent, the Incremental 2017 First Lien Term Loan Lenders and the Refinancing 2017 First Lien Term Loan Lenders that:

(a)                                  the execution, delivery and performance by each Loan Party of this Amendment and the consummation of the transactions contemplated hereby are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than any Lien to secure the Secured Obligations pursuant to the Collateral Documents) (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law; except with respect to any conflict, breach, contravention or Lien referred to in clause (b)(i) and (b)(ii), to the extent that such conflict, breach, contravention or Lien could not reasonably be expected to have a Material Adverse Effect;

(b)                                   each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under this

Amendment and consummate the transactions contemplated hereby, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite valid and subsisting governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i) (other than with respect to the Borrower), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(c)                                   this Amendment has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity;

(d)                                   no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect;

(e)                                   neither Holdings nor any Restricted Subsidiary of Holdings is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and no Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Amendment;

(f)                                  Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated hereby, are Solvent; and

(g)                                    the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Existing Credit Agreement or any other Loan Document are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment No. 4 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 6, the representations and warranties contained in Section 5.05(a) and (b) of the Existing Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b) of the Existing Credit Agreement, respectively.

SECTION 7                     Conditions to the Amendment No. 4 Effective Date.  This Amendment shall become effective as of the first date (the “Amendment No. 4 Effective Date”) when each of the following conditions shall have been satisfied:

(a)                                   The Administrative Agent shall have received from each of (a) the Borrower, (b) each other Loan Party, (c) each Incremental 2017 First Lien Term Loan Lender and (d) each Refinancing 2017 First Lien Term Loan Lender, an executed counterpart hereof or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof.

(b)                                   The Administrative Agent shall have received: (i) a copy of the certificate or articles of incorporation or organization or certificates of formation, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the secretary of state of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such secretary of state or similar Governmental Authority; (ii) a certificate of a Responsible Officer, Secretary or Assistant Secretary of each Loan Party dated the Amendment No. 4 Effective Date and certifying (1) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Amendment No. 4 Effective Date, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of this Amendment and the transactions contemplated hereby, including, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (4) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Responsible Officer, Secretary or Assistant Secretary executing the certificate pursuant to this clause (ii); and (iii) a customary certificate, substantially in the form of Exhibit A hereto, from the chief financial officer of Holdings, certifying that Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated hereby, are Solvent.

(c)                                    The Administrative Agent shall have received a favorable written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Loan Parties, dated the Amendment No. 4 Effective Date and in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                   The Administrative Agent shall have received (i) a Committed Loan Notice with respect to each of the Incremental 2017 First Lien Term Loans and the Refinancing 2017 First Lien Term Loans, in each case meeting the requirements of Section 2.02 of the Existing Credit Agreement and (ii) a prepayment notice with respect to the Incremental 2016 First Lien Term Loan Prepayment, in each case without regard to the three (3) Business Day notice requirement for the borrowing and/or prepayment of Eurocurrency Rate Loans (and/or continuation and/or conversion of interest periods in connection therewith), which has been waived pursuant to this Amendment.

(e)                                    The Administrative Agent shall have received, at least three (3) Business Days prior to the Amendment No. 4 Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as is reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Amendment No. 4 Effective Date.

(f)                                     The Administrative Agent or Credit Suisse Securities (USA) LLC (“CS Securities” and, together with its affiliates, in such capacity, the “Lead Arranger”) shall have received, for the account of the persons entitled thereto, all fees, expenses or other amounts due to the Lead Arranger, the Administrative Agent, the Incremental 2017 First Lien Term Loan Lenders and the Refinancing 2017 First Lien Term Loan Lenders required to be paid on the Amendment No. 4 Effective Date including:

(i)                                       all accrued and unpaid interest, fees and other amounts then due and payable in respect of the Closing Date Term Loans and the Incremental 2016 First Lien Term Loans, in each case outstanding immediately prior to the Amendment No. 4 Effective Date; and

(ii)                                    all out-of-pocket expenses required to be reimbursed or paid by the Borrower in connection with this Amendment or under any other Loan Documents.

(g)                                    Prior to and immediately after giving effect to (x) the funding of the Incremental 2017 First Lien Term Loans and the Refinancing 2017 First Lien Term Loans and (y) the other transactions contemplated hereby on the Amendment No. 4 Effective Date, (i) the conditions set forth in Section 4.02(a) and (b) of the Existing Credit Agreement shall have been satisfied and (ii) the representations and warranties in Section 6 of this Amendment shall be true and correct in all material respects.

(h)                                   The Administrative Agent shall have received a certificate, duly executed by a Responsible Officer of the Borrower, certifying (a) as to the satisfaction of the conditions referred to in Section 7(g) above and (b) that the incurrence of the Incremental 2017 First Lien Term Loans is being made under the basket set forth in clause (x)(B) following the second proviso of Section 2.14(a) of the Amended Credit Agreement and stating that the First Lien Leverage Ratio (without netting the cash constituting proceeds of the Incremental 2017 First Lien Term Loans) as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements are available does not exceed 4.50:1.00.

(i)                                       Substantially concurrently with the funding of the Refinancing 2017 First Lien Term Loans, the Incremental 2016 First Lien Term Loan Prepayment shall have been made.

SECTION 8.                  Acknowledgment of Lenders.  Each Lender party hereto expressly acknowledges that neither the Administrative Agent nor the Lead Arranger, nor any of their Affiliates nor any of their respective officers, directors, employees, agents or attorneys-in-fact have made any representations or warranties to it and that no act by the Administrative Agent or the Lead Arranger hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Lead Arranger to any Lender. Each Lender party hereto represents to the Administrative Agent and the Lead Arranger that it has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to provide its Incremental 2017 First Lien Term Loans and/or Refinancing 2017 First Lien Term Loans hereunder, as applicable, and enter into this Amendment and become a Lender under the Amended Credit Agreement. Each Lender party hereto also represents that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Amended Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Lender party hereto hereby (a) confirms that it has received a copy of the Amended Credit Agreement and each other Loan Document and such other documents (including financial statements) and information as it deems appropriate to make its decision to enter into this Amendment, (b) agrees that it shall be bound by the terms of the Amended Credit Agreement as a Term Lender thereunder and that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Term Lender, (c) irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Amended Credit Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of the Amended Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms of the Amended Credit Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, (d) specifies as its lending office and address for notices the offices set forth on the Administrative Questionnaire provided by it to the Administrative Agent prior to the date hereof, (e) acknowledges that this Amendment is a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents and (f) agrees that this Amendment shall serve as the notice specified in Section 2.14 of the Existing Credit Agreement with respect to the Incremental 2017 First Lien Term Loan Commitments and the Loans made pursuant hereto and waives any time period for delivery of such notice set forth therein.

SECTION 9.                  Governing Law.  This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

SECTION 10.           Confirmation of Guarantees and Security Interests.  By signing this Amendment, each Loan Party hereby confirms that (a) its obligations under the Guaranty, the Security Agreement and the other Collateral Documents are hereby reaffirmed, ratified and confirmed in all respects and shall continue to be, in full force and effect in all respects, (b) the obligations of the Loan Parties under the Amended Credit Agreement as modified or supplemented hereby (including with respect to the Incremental 2017 First Lien Term Loans and the Refinancing 2017 First Lien Term Loans contemplated by this Amendment) and the other Loan Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Guaranty, the Security Agreement, the other Collateral Documents or the other Loan Documents, as applicable (which shall continue to secure the Secured Obligations), and (ii) constitute “Secured Obligations,” “Guaranteed First Lien Obligations” or other similar term for purposes of the Amended Credit Agreement, the Guaranty, the Security Agreement, the other Collateral Documents or the other Loan Documents, as applicable, and (c) each Incremental 2017 First Lien Term Loan Lender and Refinancing 2017 First Lien Term Loan Lender shall be a “Secured Party” and a “Lender” (including without limitation for purposes of the definition of “Required Lenders” contained in Section 1.01 of the Amended Credit Agreement) for all purposes of the Amended Credit Agreement and the other Loan Documents. Each Loan Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Secured Obligations as increased hereby.

SECTION 11.           Fees & Expenses.  Each of the Loan Parties hereby reconfirms its respective obligations pursuant to Section 10.04 of the Amended Credit Agreement to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with this Amendment. In addition (and without limiting the foregoing), the Borrower agrees to reimburse the Lead Arranger for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Lead Arranger. The Borrower hereby confirms that the indemnification provisions set forth in Section 10.05 of the Amended Credit Agreement shall apply to this Amendment (as if the Lead Arranger was one of the “Arrangers” as defined therein) and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, and such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs) expenses and disbursements (including fees, disbursements and charges of counsel) (as more fully set forth therein as applicable) which may arise herefrom or in connection herewith.

SECTION 12              Treatment of Amendment Under FATCA.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Amendment No. 4 Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative

Agent to treat) the Amended Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i). As used herein, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Amendment (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code or any applicable intergovernmental agreement.

SECTION 13              Amended Credit Agreement Governs.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or the Administrative Agent under the Amended Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

SECTION 14.           Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 15              Miscellaneous.  This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents. In addition, the Borrower hereby consents to the assignment by any Incremental 2017 First Lien Term Loan Lender and/or any Refinancing 2017 First Lien Term Loan Lender of all or a portion of its Incremental 2017 First Lien Term Loans and/or all or any portion of its Refinancing 2017 First Lien Term Loans, as applicable, to any bank, financial institution or other investor identified by the Lead Arranger in writing to the Borrower on or prior to the Amendment No. 4 Effective Date in connection with the primary syndication of the Incremental 2017 First Lien Term Loans and the Refinancing 2017 First Lien Term Loans.

SECTION 16              Notice Regarding Term Loan Tranches.  For the avoidance of doubt, following the effectiveness of Amendment No. 4 on the Amendment No. 4 Effective Date, there shall not exist under the Amended Credit Agreement any tranche of Term Loans other than a single tranche of Term Loans consisting of the Closing Date Term Loans, the Amendment No. 2 Incremental Term Loans, the Incremental 2017 First Lien Term Loans and the Refinancing 2017 First Lien Term Loans.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EWT HOLDINGS III CORP (f/k/a WTG HOLDINGS III CORP.), as the Borrower

By	/s/ Benedict J. Stas
	Name:	Benedict J. Stas
	Title:	Vice President and Chief Financial Officer

EWT HOLDINGS II CORP (f/k/a WTG HOLDINGS II CORP.), as Holdings

By	/s/ Ronald C. Keating
	Name:	Ronald C. Keating
	Title:	President and Chief Executive Officer

EVOQUA TREATED WATER OUTSOURCING
CORP. (f./k/a SIEMENS TREATED WATER
OUTSOURCING CORP.), as a Guarantor

By	/s/ Benedict J. Stas
	Name:	Benedict J. Stas
	Title:	Chief Financial Officer and Treasurer

EVOQUA WATER TECHNOLOGIES LLC (f./k/a SIEMENS WATER TECHNOLOGIES LLC), as a Guarantor

By	/s/ Benedict J. Stas
	Name:	Benedict J. Stas
	Title:	Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page — Amendment No. 4]

NEPTUNE-BENSON HOLDING CORP.

By:	/s/ Benedict J. Stas
	Name:	Benedict J. Stas
	Title:	Executive Vice President, Chief Financial
Officer and Treasurer

NEPTUNE-BENSON, LLC

By:	/s/ Benedict J. Stas
	Name:	Benedict J. Stas
	Title:	Executive Vice President, Chief Financial
Officer and Treasurer

NEPTUNE-BENSON INDUSTRIAL, LLC

By:	/s/ Benedict J. Stas
	Name:	Benedict J. Stas
	Title:	Executive Vice President, Chief Financial
Officer and Treasurer

ENGINEERED TREATMENT SYSTEMS, LLC

By:	/s/ Benedict J. Stas
	Name:	Benedict J. Stas
	Title:	Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page — Amendment No. 4]

OLSON IRRIGATION SYSTEMS DELTA ULTRAVIOLET CORPORATION LANGE CONTAINMENT SYSTEMS, INC.

By:	/s/ Benedict J. Stas
	Name:	Benedict J. Stas
	Title:	Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page — Amendment No. 4]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as Administrative Agent

By:	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Signature Page — Amendment No. 4]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as Refinancing 2017 First
Lien Term Lender and Incremental 2017
First Lien Term Lender

By:	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Signature Page — Amendment No. 4]

ANNEX I

[See attached]

CONFORMED COPY*

FIRST LIEN CREDIT AGREEMENT

Dated as of January 15, 2014

among

WTG HOLDINGS III CORP.

as the Borrower,

WTG HOLDINGS II CORP.

as Holdings,

CREDIT SUISSE AG

as Administrative Agent and Collateral Agent

CREDIT SUISSE AG

MORGAN STANLEY BANK, N.A.

ROYAL BANK OF CANADA

UBS AG, STAMFORD BRANCH

GOLDMAN SACHS BANK USA

as L/C Issuers

The Other Lenders Party Hereto,

CREDIT SUISSE SECURITIES (USA) LLC

MORGAN STANLEY SENIOR FUNDING, INC.

RBC CAPITAL MARKETS(1)

UBS SECURITIES LLC

GOLDMAN SACHS BANK USA

as Joint Lead Arrangers and Joint Bookrunners,

MORGAN STANLEY SENIOR FUNDING, INC.

as Syndication Agent,

and

RBC CAPITAL MARKETS

as Documentation Agent

(1) RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada and its affiliates.

* NOT A LEGAL DOCUMENT. CONFORMED COPY REFLECTS AMENDMENTS TO THE FIRST LIEN CREDIT AGREEMENT EFFECTED BY THE INCREMENTAL TERM FACILITY AMENDMENT NO. 1, DATED AS OF APRIL 15, 2016 (AFTER GIVING EFFECT TO AMENDMENT NO. 4), AMENDMENT NO. 2, DATED OCTOBER 28, 2016 ~~AND~~, AMENDMENT NO. 3, DATED MARCH 6, 2017 AND AMENDMENT NO. 4, DATED AUGUST 8, 2017. TO BE SURE OF THE TERMS OF THE FIRST LIEN CREDIT AGREEMENT AND RELATED AMENDMENTS, PLEASE REFER TO THE EXECUTION COPIES OF SUCH DOCUMENTS.

TABLE OF CONTENTS

Section		Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	2
1.02	Other Interpretive Provisions	67
1.03	Accounting Terms	67
1.04	Rounding	68
1.05	References to Agreements and Laws	68
1.06	Times of Day	68
1.07	Timing of Payment or Performance	69
1.08	Currency Equivalents Generally; Additional Alternative Currencies	69
1.09	Letter of Credit Amounts	70
1.10	Pro Forma Calculations	73
1.11	Basket Calculations	73
1.12	Classification of Loans and Borrowings	73
1.13	Incremental 2016 First Lien Term Loans	73

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	The Loans	74
2.02	Borrowings, Conversions and Continuations of Loans	75
2.03	Letters of Credit	77
2.04	[Reserved]	90
2.05	Prepayments	90
2.06	Termination or Reduction of Commitments	102
2.07	Repayment of Loans	103
2.08	Interest	101
2.09	Fees	102
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	103
2.11	Evidence of Indebtedness	103
2.12	Payments Generally; Administrative Agent’s Clawback	104
2.13	Sharing of Payments	107
2.14	Incremental First Lien Facilities	107
2.15	Cash Collateral	113
2.16	Defaulting Lenders	115

ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

3.01	Taxes	117
3.02	Illegality	120

Agent’s, such L/C Issuer’s or such Revolving Credit Lender’s sole and absolute discretion), any other currency.

“Alternative Currency Sublimit” means an amount equal to (a) with respect to Canadian Dollars, the lesser of the Revolving Credit Commitments and $10,000,000, (b) with respect to Australian Dollars, the lesser of the Revolving Credit Commitments and $10,000,000, (c) with respect to Singapore Dollars, the lesser of the Revolving Credit Commitments and $10,000,000 and (d) with respect to any other Alternative Currency pursuant to clause (b) of the definition thereof, the amount agreed to by the Administrative Agent, each L/C Issuer and the Revolving Credit Lenders with respect to such Alternative Currency. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Amendment No. 1” means that certain Incremental Term Facility Amendment No. 1 dated as of April 15, 2016 among the Borrower, Holdings, the Incremental First Lien Lenders party thereto and the First Lien Administrative Agent.

“Amendment No. 2” means that certain Amendment No. 2 dated October 28, 2016 among the Borrower, Holdings, the Lenders party thereto (including the Amendment No. 2 Incremental Lenders), and Credit Suisse AG, as administrative agent and collateral agent.

“Amendment No. 4” means that certain Amendment No. 4 dated August 8, 2017 among the Borrower, Holdings, the Lenders party thereto (including the Amendment No. 4 Incremental Lenders and the Amendment No. 4 Refinancing Lenders), and Credit Suisse AG, as administrative agent and collateral agent.

“Amendment No. 2 Effective Date” shall have the meaning assigned to such term in Amendment No. 2.

“Amendment No. 4 Effective Date” shall have the meaning assigned to such term in Amendment No. 4.

“Amendment No. 2 Incremental Term Commitment” means, as to each Amendment No. 2 Incremental Term Lender, its obligation to make Amendment No. 2 Incremental Term Loans to the Borrower pursuant to Amendment No. 2 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule II to Amendment No. 2 under the caption “Amendment No. 2 Incremental Term Commitment”. The aggregate Amendment No. 2 Incremental Term Commitments of all Amendment No. 2 Incremental Term Lenders shall be $150,000,000 on the Amendment No. 2 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Amendment No. 4 Incremental Term Commitment” means, as to each Amendment No. 4 Incremental Term Lender, its obligation to make Amendment No. 4 Incremental Term Loans to the Borrower pursuant to Amendment No. 4 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule II to Amendment No. 4 under the caption “Incremental 2017 First Lien Term Loan Commitment”. The aggregate Amendment No. 4 Incremental Term Commitments of all

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Amendment No. 4 Incremental Term Lenders shall be $80,000,000 on the Amendment No. 4 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Amendment No. 2 Incremental Term Lenders” means a Lender with an Amendment No. 2 Incremental Term Commitment or an outstanding Amendment No. 2 Incremental Term Loan.

“Amendment No. ~~2~~4 Incremental Term Lenders” means a Lender with an Amendment No. ~~2~~4 Incremental Term Commitment or an outstanding Amendment No. ~~2~~4 Incremental Term Loan.

“Amendment No. 2 Incremental Term Loans” means the term loans incurred on the Amendment No. 2 Effective Date pursuant to Amendment No. 2.

“Amendment No. 4 Incremental Term Loans” means the term loans incurred on the Amendment No. 4 Effective Date pursuant to Amendment No. 4.

“Amendment No. 4 Refinancing Term Commitment” means, as to each Amendment No. 4 Refinancing Term Lender, its obligation to make Amendment No. 4 Refinancing Term Loans to the Borrower pursuant to Amendment No. 4 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to Amendment No. 4 under the caption “Refinancing 2017 First Lien Term Loan Commitment”. The aggregate Amendment No. 4 Refinancing Term Commitments of all Amendment No. 4 Refinancing Term Lenders shall be $182,687,500 on the Amendment No. 4 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Amendment No. 4 Refinancing Term Lenders” means a Lender with an Amendment No. 4 Refinancing Term Commitment or an outstanding Amendment No. 4 Refinancing Term Loan.

“Amendment No. 4 Refinancing Term Loans” means the refinancing loans incurred on the Amendment No. 4 Effective Date pursuant to Amendment No. 4.

“Amendment No. 2 Transactions” shall mean (a) the incurrence of the Amendment No. 2 Incremental Term Loans and increases in the Revolving Credit Commitments, (b) the Specified Junior Debt Repayment, (c) the Revolving Loan Prepayment (as defined in Amendment No. 2), (d) the amendments to this Agreement and the other Loan Documents pursuant to Amendment No. 2 and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Amendment No. 4 Transactions” shall mean (a) the incurrence of the Amendment No. 4 Incremental Term Loans and the Amendment No. 4 Refinancing Term Loans, (b) the amendments to this Agreement and the other Loan Documents pursuant to Amendment

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No. 4, (c) the Incremental 2016 First Lien Term Loan Prepayment and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Anticipated Cure Deadline” has the meaning specified in Section 8.03(B).

“Applicable Discount” has the meaning specified in Section 2.05(a)(iii)(C).

“Applicable Rate” means a percentage per annum equal to:

(a)                                 with respect to Term Loans, 3.75% per annum for Eurocurrency Rate Loans, and 2.75% per annum for Base Rate Loans; and

(b)                                 with respect to the Revolving Credit Facility, (i) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the second fiscal quarter ending after the Closing Date, 3.25% per annum for Eurocurrency Rate Loans, and 2.25% per annum for Base Rate Loans, and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the First Lien Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).

Applicable Rate

Pricing Level	First Lien Leverage Ratio	Eurocurrency Rate	Base Rate
1	> 2.50:1.00	3.25%	2.25%
2	< 2.50:1.00	3.00%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level 1” shall apply (x) as of the first Business Day at any time after the date on which a Compliance Certificate was required to have been delivered but was not delivered (or was delivered but did not contain the calculations of the First Lien Leverage Ratio) until the first Business Day immediately following the date on which such Compliance Certificate (which includes calculations of the First Lien Leverage Ratio) is delivered and (y) at all times during the existence of an Event of Default.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

~~For the avoidance of doubt, the Applicable Rate with respect to the Incremental 2016 First Lien Term Loans is set forth in Amendment No. 1 and the provisions set forth in~~

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~~Amendment No. 1 applicable to the Incremental 2016 First Lien Term Loans shall remain in full force and effect.~~

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of CS Securities, Morgan Stanley Senior Funding, Inc., RBC Capital Markets, UBS Securities LLC and Goldman Sachs Bank USA, in their capacities as exclusive joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03(c)).

“AUD Rate” means, for any Interest Period, (a) the rate per annum displayed at or about 10:45 a.m. (Sydney, Australia time) on the Reuters screen page “BBSY” or “BBSW” (or its successor or equivalent page) on the first day of such Interest Period as the bank bill “settlement” bid rate for bank accepted bills for a term equivalent to such Interest Period, or (b) if (i) for any reason such rate is not available or (ii) the basis on which such rate is displayed has changed and, in the reasonable opinion of the Administrative Agent, ceases to reflect the Lenders’ cost of funding to the same extent as on the Closing Date, then the “AUD Rate” shall be a rate published by a commercially available source providing “BBSY” or “BBSW” quotations, as applicable, and reasonably selected by the Administrative Agent.

“Australian Dollars” and “AUD” means the lawful currency of the Commonwealth of Australia.

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“IFRS” means International Financial Reporting Standards (IFRICs/SICs) issued by the International Accounting Standards Board (IASB) or any successor thereto, as in effect from time to time and as adopted by the European Union.

“Immaterial Subsidiary” means each Restricted Subsidiary designated as such by the Borrower to the Administrative Agent and the Collateral Agent in writing that meets all of the following criteria calculated on the Pro Forma Basis by reference to the most recently delivered set of the financial statements delivered pursuant to Section 6.01(a):  (a) the aggregate gross assets (excluding goodwill) of any Restricted Subsidiary designated as an Immaterial Subsidiary and its Restricted Subsidiaries (on a consolidated basis) as of the date of such statements do not exceed an amount equal to 5% of the Consolidated Total Assets of the Restricted Group as of such date; (b) the aggregate of the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of any Restricted Subsidiary designated as an Immaterial Subsidiary and its Restricted Subsidiaries (on a consolidated basis) for the four fiscal quarter period ending on such date do not exceed an amount equal to 5% of the Consolidated EBITDA of the Restricted Group for such period; (c) the aggregate gross assets (excluding goodwill) of all Restricted Subsidiaries designated as Immaterial Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) as of the date of such statements do not exceed an amount equal to 10% of the Consolidated Total Assets of the Restricted Group as of such date; and (d) the aggregate of the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of all Restricted Subsidiaries designated as Immaterial Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) for the four fiscal quarter period ending on such date do not exceed an amount equal to 10% of the Consolidated EBITDA of the Restricted Group for such period; provided that if, at any time after the delivery of such financial statements, (i) with respect to any Restricted Subsidiary designated as an Immaterial Subsidiary at such time, the aggregate gross assets (excluding goodwill) of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) shall exceed the threshold set forth in clause (a) or the aggregate of the earnings before interest, tax, depreciation and amortization of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) exceed the threshold set forth in clause (b) or (ii) with respect to all Restricted Subsidiaries designated as Immaterial Subsidiaries at such time, the aggregate gross assets (excluding goodwill) of such Restricted Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) shall exceed the threshold set forth in clause (c) or the aggregate of the earnings before interest, tax, depreciation and amortization of such Subsidiaries and their respective Restricted Subsidiaries (on a consolidated basis) exceed the threshold set forth in clause (d), then the Borrower shall, not later than thirty (30) days after the date by which financial statements for the fiscal quarter or the fiscal year, as applicable, in which such excess occurs (or such longer period as the Administrative Agent may agree in its reasonable discretion), (A) notify the Administrative Agent and the Collateral Agent in writing that one or more of such Restricted Subsidiaries no longer constitutes an Immaterial Subsidiary and (B) comply with the provisions of Section 6.12 applicable to such Subsidiary.  All Immaterial Subsidiaries as of the Closing Date are set forth on Schedule III.

“Incremental 2016 First Lien Term Loans” means the incremental term loans incurred pursuant to Amendment No. 1.

“Incremental 2016 First Lien Term Loan Prepayment” means the refinancing, on the Amendment No. 4 Effective Date, pursuant to clause (v) of the proviso immediately following clause (g) of Section 10.01 of this Agreement and in accordance with Section 2.05(b)(iii) of this Agreement, of 100% of the aggregate principal amount of the Incremental 2016 First Lien Term Loans outstanding immediately prior to the Amendment No. 4 Effective Date, together with all accrued and unpaid interest and fees in respect thereof and in connection therewith, with 100% of the Net Cash Proceeds of the Amendment No. 4 Refinancing Term Loans.

“Incremental Cash Management LC Obligations” means the excess, if any, of (i) the amount of obligations under Cash Management LC Agreements that are Secured Cash Management Agreements over (ii) $65,000,000.

“Incremental First Lien Commitments” has the meaning specified in Section 2.14(a).

“Incremental First Lien Commitments Amendment” has the meaning specified in Section 2.14(d).

“Incremental First Lien Commitments Effective Date” has the meaning specified in Section 2.14(e).

“Incremental First Lien Facilities” has the meaning specified in Section 2.14(a).

“Incremental First Lien Lender” has the meaning specified in Section 2.14(c).

“Incremental First Lien Term Commitment” has the meaning specified in Section 2.14(a).

“Incremental First Lien Term Loan Tranche” has the meaning specified in Section 2.14(a).

“Incremental First Lien Term Loans” has the meaning specified in Section 2.14(a).

“Incremental Second Lien Term Loans” has the meaning specified in the Second Lien Credit Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (subject to Section 1.03(c)):

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all Letters of Credit and other letters of credit (including standby and commercial), bankers’ acceptances, bank Guarantees, surety the express terms of such Indebtedness (and not by virtue of any fluctuation in the Eurocurrency Rate or Base Rate), less than the weighted average yield of (to be determined by the Administrative Agent, on the same basis as above) such Term Loans immediately prior to such refinancing, replacement or repricing, excluding in each case any refinancing, replacement or repricing of Term Loans in connection with a Change of Control transaction ~~or~~, any Permitted Acquisition for an aggregate consideration in excess of $300,000,000 or any Qualifying IPO.

“Request for Credit Extension”  means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, as applicable, being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitments of, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations, as applicable, being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the sum of the (a) the aggregate Outstanding Amount of all Term Loans, and (b) the aggregate unused Term Commitments; provided, that the unused Term Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such and its business address at Via Torino no. 114, registered with the commercial register of Pavia under no. 02515520183, (v) WT Membrane Systems Pty Ltd (ACN 166 784 694), incorporated in Victoria, Australia with its registered office at 885 Mountain Hwy, Baywater Victoria, 3153 Australia, (vi) Siemens Treated Water Outsourcing Corp., a Delaware corporation, (vii) Siemens Water Technologies Pte Ltd (Co. Reg. No. 201323301N), a private limited company organized under the laws of Singapore with its registered office in 60 MacPherson Road Singapore 348615, (viii) Siemens Water Technologies Limited, a company registered in England and Wales with registered number 8608208 with its registered office at Faraday House, Sir William Siemens Square, Frimley, Camberley, Surrey, GU16 8QD, England and (ix) Siemens Water Technologies LLC, a Delaware limited liability company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitment of all Term Lenders shall be $505,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Term Facility” means, at any time, (a) prior to the Closing Date, the aggregate Term Commitments of all Term Lenders at such time, and (b) thereafter, the aggregate Term Loans of all Term Lenders at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility and shall include for the avoidance of doubt, (i) Term Loans made on the Closing Date, (ii) prior to the Amendment No. 4 Effective Date, the Incremental 2016 First Lien Term Loans ~~and~~, (iii) the Amendment No. 2 Incremental Term Loans, (iv) the Amendment No. 4 Incremental Term Loans and (v) the Amendment No. 4 Refinancing Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Term Lender, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.

Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10                        Pro Forma Calculations. Notwithstanding anything to the contrary herein, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Total Leverage Ratio shall be calculated (including, but not limited to, for purposes of Section 2.14) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Total Leverage Ratio and the First Lien Leverage Ratio, as applicable, for purposes of (a) determining the applicable percentage of Excess Cash Flow set forth in Section 2.05, (b) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the maximum First Lien Leverage Ratio pursuant to Section 7.11 and (c) determining the “Applicable Rate”, the events described in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

1.11                        Basket Calculations. If any of the baskets set forth in Article VII of this Agreement are exceeded solely as a result of either (x) fluctuations to Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII or (y) fluctuations in applicable currency exchange rates after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations; provided that, for the avoidance of doubt, the provisions of Section 1.08 shall otherwise apply to such baskets, including with respect to determining whether any Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction pursuant to Section 7.14 may be incurred or made at any time under Article VII; provided, further, that, once incurred or made, the amount of such Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction pursuant to Section 7.14 shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

1.12                        Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Credit Borrowing”)

1.13                        Incremental 2016 First Lien Term Loans. ~~For the avoidance of doubt~~Notwithstanding anything in this Agreement or in Amendment No. 1 to the contrary, following the effectiveness of Amendment No. 4 on the Amendment No. 4 Effective Date, the provisions governing the Incremental 2016 First Lien Term Loans ~~are~~ set forth in Amendment No. 1 ~~and in the event of any conflict between~~shall be superseded in their entirety by the terms ~~of Amendment No. 1 and the terms of~~set forth in this Agreement ~~with respect to the Incremental~~

~~2016 First Lien Term Loans, the terms of Amendment No. 1 shall govern with respect to the Incremental 2016 First Lien Term Loans~~.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        The Loans.

(a)                        The Term Borrowing.                             Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)                        The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower denominated in Dollars, Euros, Sterling or an Alternative Currency from time to time, on any Business Day until the Maturity Date of the Class of Revolving Credit Loans held by such Revolving Credit Lender under the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (a) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments, (b) the Total Revolving Credit Outstandings denominated in any Alternative Currency shall not exceed the Alternative Currency Sublimit with respect to such Alternative Currency and (c) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans denominated in Dollars, Euros, Sterling or an Alternative Currency, as further provided herein.

(c)                         Incremental 2016 First Lien Term Loans.                  On the Incremental First Lien Commitments Effective Date (as defined in Amendment No. 1), the Borrower obtained Incremental 2016 First Lien Term Loans (as defined in Amendment No. 1) pursuant to Amendment No. 1 on the terms and conditions set forth in Amendment No. 1. On the Amendment No. 4 Effective Date, 100% of the aggregate principal amount of the Incremental 2016 First Lien Term Loans outstanding on such date immediately prior to the effectiveness of Amendment No. 4 were refinanced with 100% of the Net Cash Proceeds of the Amendment No. 4 Refinancing Term Loans.

(d)                        Amendment No. 2 Borrowing.                              Subject to the terms and conditions set forth in Amendment No. 2, each Amendment No. 2 Incremental Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Amendment

No. 2 Effective Date in an amount not to exceed such Lender’s Amendment No. 2 Incremental Term Commitment. Amounts borrowed under this Section 2.01(d) and subsequently repaid or prepaid may not be reborrowed. Immediately upon the funding of the Amendment No. 2 Incremental Term Loans and without further action from any Person, (i) such Amendment No. 2 Incremental Term Loans shall automatically constitute additional Term Loans and (ii) such Amendment No. 2 Incremental Term Lender shall automatically ~~constitue~~constitute a Term Lender, in each case, for all purposes of this Agreement and the other Loan Documents.

(e)                         Amendment No. 4 Borrowing and Refinancing.                                 Subject to the terms and conditions set forth in Amendment No. 4, (x) each Amendment No. 4 Incremental Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Amendment No. 4 Effective Date in an amount not to exceed such Lender’s Amendment No. 4 Incremental Term Commitment and (y) each Amendment No. 4 Refinancing Term Lender severally agrees to make a single term loan denominated in Dollars to the Borrower on the Amendment No. 4 Effective Date in an amount not to exceed such Lender’s Amendment No. 4 Refinancing Term Commitment. Amounts borrowed under this Section 2.01(e) and subsequently repaid or prepaid may not be reborrowed. Immediately upon the funding of the Amendment No. 4 Incremental Term Loans and the Amendment No. 4 Refinancing Term Loans and without further action from any Person, (i) such Amendment No. 4 Incremental Term Loans and such Amendment No. 4 Refinancing Term Loans shall, in each case, automatically constitute additional Term Loans for all purposes of this Agreement and the other Loan Documents and (ii) such Amendment No. 4 Incremental Term Lender and such Amendment No. 4 Refinancing Term Lender shall, in each case, automatically constitute a Term Lender for all purposes of this Agreement and the other Loan Documents. For the avoidance of doubt, following the effectiveness of Amendment No. 4 on the Amendment No. 4 Effective Date there shall not exist under this Agreement any tranche of Term Loans other than a single tranche of Term Loans consisting of the Term Loans borrowed on the Closing Date, the Amendment No. 2 Incremental Term Loans, the Amendment No. 4 Incremental Term Loans and the Amendment No. 4 Refinancing Term Loans.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)              (i)                                     Term Loans and Incremental First Lien Term Loans.    Each Borrowing of Term Loans or Incremental First Lien Term Loans, each conversion of Term Loans or Incremental First Lien Term Loans from a Base Rate Loan to a Eurocurrency Rate Loan (or vice versa) and each continuation of Eurocurrency Rate Term Loans or Eurocurrency Rate Incremental First Lien Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may initially be given by telephone and promptly confirmed in writing by delivering to the Administrative Agent a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, prior to the applicable time specified in the immediately succeeding sentence. Each such notice must be received by the Administrative Agent not later than (A) with respect to Borrowings of Term Loans on the Closing Date, 10:00 a.m. (New York time) one Business Day prior to the Closing Date, (B) with respect to Borrowings of Term Loans or Incremental First Lien Term Loans consisting of Eurocurrency Rate Loans, conversions of Term Loans or Incremental First Lien Term Loans from one Type to the other and each continuation of

(ix)                              If there are no Declining Lenders pursuant to Section 2.05(c) in connection with any prepayment of any Class of Term Loans pursuant to this Section 2.05(b), such prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(c)                         Term Opt-out.

With respect to any prepayment of the Term Facility and the Incremental First Lien Term Loans pursuant to Section 2.05(b) (other than prepayments pursuant to Section 2.05(b)(iii)), any Term Lender or Incremental First Lien Lender, at its option, may elect not to accept such prepayment; provided, for the avoidance of doubt, that no such Term Lender or Incremental First Lien Lender may elect to accept a partial prepayment. Upon receipt by the Administrative Agent of any such prepayment of the Term Facility and the Incremental First Lien Term Loans, the amount of the prepayment that is available to prepay the Term Loans and the Incremental First Lien Term Loans (the “Prepayment Amount”) shall be deposited in a Cash Collateral Account on terms reasonably satisfactory to the Administrative Agent and the Borrower, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the Term Lenders and the Incremental First Lien Lenders of the amount available to prepay the Term Loans and the Incremental First Lien Lenders and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be ten (10) Business Days after the date of such receipt. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. (New York Time) on the Business Day immediately preceding the Prepayment Date. On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Term Lenders and the Incremental First Lien Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans and the Incremental First Lien Lenders owing to such Accepting Lenders shall be withdrawn from the applicable Cash Collateral Account and applied ratably to prepay Term Loans and Incremental First Lien Term Loans owing to such Accepting Lenders in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans or Incremental First Lien Term Loans owing to Declining Lenders (x) shall instead be made available for any mandatory prepayment of the Second Lien Loans (or any Specified Second Lien Refinancing Debt) that may be required at such time pursuant to Section 2.05(b) of the Second Lien Credit Agreement (or comparable documentation governing any Specified Second Lien Refinancing Debt) and (y) to the extent declined by the lenders under the Second Lien Credit Agreement (and any Specified Second Lien Refinancing Debt), together with the amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders but were required to be made available for any mandatory prepayment of the Second Lien Loans (or any Specified Second Lien Refinancing Debt), shall instead be retained by the Borrower (such amounts, “Declined Amounts”).

(d)                       Prepayment Premium. (x) Any optional prepayment of any portion of the outstanding Term Loans (including the Term Loans made on the Closing Date, the Amendment No. 2 Incremental Term Loans, the Amendment No. 4 Incremental Term Loans and the Amendment No. 4 Refinancing Term Loans) made pursuant to Section 2.05(a)(i) in connection with a Repricing Transaction (including any mandatory assignment pursuant to Section 3.07 in connection therewith) and (y) any prepayment of Term Loans (including the Term Loans made on the Closing Date, the Amendment No. 2 Incremental Term Loans, the Amendment No. 4 Incremental Term Loans and the Amendment No. 4 Refinancing Term Loans) pursuant to Section 2.05(b)(iii) in connection with a Repricing Transaction or any amendment to this Agreement in connection with a Repricing Transaction (in each case including any mandatory assignment pursuant to Section 3.07 in connection therewith), in each case of clause (x) and clause (y) on or prior to the date that is six months following the Amendment No. ~~2~~4 Effective Date shall be subject to a premium equal to the principal amount of Term Loans subject to such prepayment or the principal amount of Term Loans affected by such amendment (or mandatorily assigned in connection therewith), as applicable, multiplied by 1%. Any prepayment of all or any portion of the outstanding Term Loans ~~on or~~ after the date that is six months following the ~~Closing~~Amendment No. 4 Effective Date shall not be subject to a premium. ~~Notwithtstanding the foregoing, the provisions of this Section 2.05(d) shall be inapplicable to the Incremental 2016 First Lien Term Loans, which shall be governed by the provisions of Amendment No. 1.~~

2.06                        Termination or Reduction of Commitments.

(a)                        Optional.                                              The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments, the Letter of Credit Sublimit, the Revolving Credit Commitments or the Alternative Currency Sublimit with respect to any Alternative Currency, or from time to time permanently reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, the Revolving Credit Commitments or the Alternative Currency Sublimit with respect to any Alternative Currency; provided that (i) any such notice shall be received by the Administrative Agent five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Alternative Currency Sublimit with respect to any Alternative Currency if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Revolving Credit Loans denominated in such Alternative Currency would exceed the Alternative Currency Sublimit with respect to such Alternative Currency. Each reduction in the Revolving Credit Commitments hereunder shall be made, at the Borrower’s option, to any Class of Revolving Credit Commitments outstanding on such date ratably among the applicable Lenders in accordance with their Pro Rata Shares. The Borrower shall pay to the Administrative Agent, in each case, for the account of the applicable Lenders, on the date of each termination or reduction, any fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

(b)                        Mandatory.

(i)                                     The aggregate Term Commitments shall be automatically and permanently reduced to zero after the making of the Term Borrowing, if any, on the Closing Date.

(ii)                                  The Letter of Credit Sublimit and the Alternative Currency Sublimit with respect to each Alternative Currency shall automatically be reduced proportionately to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, unless otherwise requested by the Borrower and consented to by (A) in the case of the Letter of Credit Sublimit, the Administrative Agent and each L/C Issuer or (B) in the case of the Alternative Currency Sublimit, the Administrative Agent, each L/C Issuer and the Required Revolving Lenders.

(iii)                               The aggregate Revolving Credit Commitments in respect of each Class under the Revolving Credit Facility shall be automatically and permanently reduced to zero on the Maturity Date for such Class under the Revolving Credit Facility.

(c)                         Application of Commitment Reductions; Payment of Fees.                 The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Term Commitments, the Letter of Credit Sublimit or the Alternative Currency Sublimit with respect to any Alternative Currency or the unused Revolving Credit Commitment under this Section 2.06. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                        Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Term Loans (including the Term Loans made on the Closing Date ~~and~~, the Amendment No. 2 Incremental Term Loans, ~~but excluding~~ the Amendment No. 4 Incremental ~~2016 First Lien Term~~Term Loans and the Amendment No. 4 Refinancing Term Loans) outstanding in consecutive quarterly installments as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Term Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Term Loans made as of the Closing Date), with each such installment due and payable on each date set forth below (or, if such day is not a Business Day, on the immediately preceding Business Day):

Date	Term Loan Principal Amortization Payment
~~12/31/2016~~	~~$1,648,104.11~~
~~3/31/2017~~	~~$1,648,104.11~~

Date	Term Loan Principal Amortization Payment
~~6/30/2017~~	~~$1,648,104.11~~
9/30/2017	$~~1,648,104.11~~2,281,673.22
12/31/2017	$~~1,648,104.11~~2,281,673.22
3/31/2018	$~~1,648,104.11~~2,281,673.22
6/30/2018	$~~1,648,104.11~~2,281,673.22
9/30/2018	$~~1,648,104.11~~2,281,673.22
12/31/2018	$~~1,648,104.11~~2,281,673.22
3/31/2019	$~~1,648,104.11~~2,281,673.22
6/30/2019	$~~1,648,104.11~~2,281,673.22
9/30/2019	$~~1,648,104.11~~2,281,673.22
12/31/2019	$~~1,648,104.11~~2,281,673.22
3/31/2020	$~~1,648,104.11~~2,281,673.22
6/30/2020	$~~1,648,104.11~~2,281,673.22
9/30/2020	$~~1,648,104.11~~2,281,673.22
12/31/2020	$2,281,673.22
Maturity Date of the Term Facility	Remaining Balance

provided, however, that the final principal repayment installment of each Class of Term Loans shall be repaid on the Maturity Date for such Class of Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans of such Class outstanding on such date.

(b)                        Incremental First Lien Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Incremental First Lien Lenders the aggregate principal amount of all Incremental First Lien Term Loans outstanding of each Incremental First Lien Term Loan Tranche effected following the Amendment No. 4 Effective Date in such installments as set forth in the Incremental First Lien Commitments Amendment with respect to such Incremental First Lien Term Loan Tranche (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Incremental First Lien Term Loans of such Incremental First Lien Term Loan Tranche pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Incremental First Lien Term Loans made as of the initial Incremental First Lien Commitments Effective Date with respect to such Incremental First Lien Term Loan Tranche). ~~For the avoidance of doubt, the amortization and repayment provision with respect to the Incremental 2016 First Lien Term Loans are set forth in Amendment No. 1 and not in Section 2.07(a).~~

based on an assumed four-year life to maturity), then the Applicable Rate then in effect for outstanding Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental First Lien Term Loans under the Incremental First Lien Term Loan Tranche. ~~For the avoidance of doubt, the “most favored nation” pricing provisions with respect to the Incremental 2016 First Lien Term Loans are set forth in Amendment No. 1 and not in this Section 2.14(b)(iii).~~

For purposes of clause (iii) above, the initial yield on any Incremental First Lien Term Loan Tranche shall be determined by the Administrative Agent to be equal to the sum of (x) the interest rate margin for loans under the Incremental First Lien Term Loan Tranche that bear interest based on the Eurocurrency Rate (for the avoidance of doubt, including the Eurocurrency Rate and the margin or spread) and (y) if the Incremental First Lien Term Loan Tranche is originally advanced at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings or the Borrower for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental First Lien Term Loan Tranche, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of the Incremental First Lien Term Loan Tranche and (B) four); provided that for purposes of clause (x) above, if the lowest permissible Eurocurrency Rate applicable to such Incremental First Lien Term Loan Tranche is greater than 1.00% or the lowest permissible Base Rate applicable to such Incremental First Lien Term Loan Tranche is greater than 2.00%, the difference between such “floor” and 1.00%, in the case of Incremental First Lien Term Loans that are Eurocurrency Rate Loans, and 2.00%, in the case of Incremental First Lien Term Loans that are Base Rate Loans, shall be equated to interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term Facility shall be required, to the extent an increase in the interest rate floor in the existing Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Facility shall be increased to the extent of such differential between interest rate floors.

(c)                         Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the Incremental First Lien Commitments. At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Incremental First Lien Term Loans (or any portion thereof) may be made, and Revolving Commitment Increases, as applicable, may be provided, by any existing Lender or by any other bank or investing entity (but in no case (i) by any Loan Party, (ii) except in compliance with the proviso of Section 2.14(i) below solely with respect to Incremental First Lien Term Commitments and Incremental First Lien Term Loans, by an Affiliated Lender, (iii) by any Defaulting Lender or any of its Subsidiaries, (iv) by any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in clause (iii), or (v) by any natural person) (each, except to the extent excluded pursuant to the foregoing parenthetical, an “Incremental First Lien Lender”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent (and, in the case of a for general corporate purposes (including any actions permitted by Article VII) of the Restricted Group.

(c)                         Use the proceeds of the Amendment No. 2 Incremental Term Loans on the Amendment No. 2 Effective Date to effectuate the Amendment No. 2 Transactions and for working capital, capital expenditures and other general corporate purposes of the Borrower and its Restricted Subsidiaries.

(d)                        Use the proceeds of the Amendment No. 4 Incremental Term Loans on the Amendment No. 4 Effective Date to effectuate the Amendment No. 4 Transactions (other than then the Incremental 2016 First Lien Term Loan Prepayment), to repay Revolving Credit Borrowings and for other general corporate purposes (including Permitted Acquisitions and other permitted Investments).

(e)                         Use the proceeds of the Amendment No. 4 Refinancing Term Loans on the Amendment No. 4 Effective Date to effectuate the Amendment No. 4 Transactions; provided that, in accordance with Section 2.05(b)(iii) of this Agreement, 100% of the Net Cash Proceeds of the Amendment No. 4 Refinancing Term Loans shall be used on the Amendment No. 4 Effective Date to effectuate the Incremental 2016 First Lien Term Loan Prepayment.

6.12                        Covenant to Guarantee Obligations and Give Security.

(a)                        [Reserved].

(b)                        Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary other than an Excluded Subsidiary by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), or upon the acquisition of any personal property (other than “Excluded Property,” as defined in the Security Agreement) or any Material Real Property by any Loan Party, which real or personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, then the Borrower shall, in each case at the Borrower’s expense:

(i)                                     in connection with the formation or acquisition of a Restricted Subsidiary, within ten (10) days after such formation or acquisition or such longer period, not to exceed an additional forty-five (45) days, as the Administrative Agent may agree in its sole discretion, (A) cause each such Restricted Subsidiary that is not an Excluded Subsidiary, to duly execute and deliver to the Administrative Agent and the Collateral Agent a Guaranty or Guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, Guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) (if not already so delivered) deliver certificates representing the Equity Interests of such Restricted Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and

Indebtedness, Specified Refinancing Debt, Specified Second Lien Refinancing Debt, Permitted Ratio Debt and Indebtedness incurred pursuant to Section 7.03(f) or (n) (provided that the provisions of any such Indebtedness are not, taken as a whole, materially more restrictive (as determined by the Borrower in good faith) than similar restrictions contained in this Agreement), (viii) applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit or (ix) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business; or

(b)                                 of Holdings or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the First Lien Obligations except for (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e) or 7.03(k)(B) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (ii) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (iii) customary restrictions contained in the Permitted Other Indebtedness, Specified Refinancing Debt, Specified Second Lien Refinancing Debt, Permitted Ratio Debt and Indebtedness incurred pursuant to Section 7.03(f) or (n) (provided that such restrictions do not restrict the Liens securing the First Lien Obligations or the first priority status thereof), (iv) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vi) restrictions arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit, and (vii) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

7.10                        Use of Proceeds. (I) Use the proceeds of any Credit Extension, whether directly or indirectly, to (a) purchase or carry margin stock (within the meaning of Regulation U of the FRB), (b) extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (c) other than pursuant to and in accordance with Section 6.11 or (II) use the proceeds of any Incremental First Lien ~~Facilties~~Facilities that are incurred or that become effective following the Amendment No. 2 Effective Date, directly or indirectly, to make any Restricted Payment.

7.11                        Maximum First Lien Leverage Ratio. Without the prior written consent of the Required Revolving Lenders, permit the First Lien Leverage Ratio, as calculated on a Pro Forma Basis, as of the last day of any fiscal quarter (but only if (other than as set forth in Section 4.02(d)) on the last day of such fiscal quarter the Total Revolving Credit Outstandings (exclusive of (x) all Cash Collateralized L/C Obligations and (y) the aggregate amount available to be drawn under all Letters of Credit that have not been Cash Collateralized in an amount not exceeding 50% of the Revolving Credit Facility) is in excess of the Covenant Trigger Amount), to be greater than 5.55:1.00.

7.12                        Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Administrative Agent, the Collateral Agent or the Lenders; it being understood and agreed that changes in organization of the Borrower or any

EXHIBIT A

SOLVENCY CERTIFICATE

August 8, 2017

Reference is made to the Amendment No. 4 dated as of the date hereof (the “Amendment”) to the First Lien Credit Agreement, dated as of January 15, 2014 (as amended, amended and restated, extended, supplemented or otherwise modified from time prior to the date hereof, the “First Lien Credit Agreement”), among EWT Holdings III Corp., a Delaware corporation, as Borrower, EWT Holdings II Corp., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto, Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent and the L/C Issuers referred to therein. Capitalized terms used but not defined herein have the meanings set forth in the Amendment or the Amended Credit Agreement, as applicable. This certificate is furnished to the Administrative Agent pursuant to Section 7(b)(iii) of the Amendment.

I, Ben Stas, certify that I am the duly appointed, qualified and acting Chief Financial Officer of Holdings and, in such capacity, that:

On the date hereof, after giving effect to the transactions contemplated by the Amendment, Holdings and its Subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

The undersigned is familiar with the business and financial position of Holdings and its Subsidiaries. In reaching the conclusions set forth in this certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its Subsidiaries after consummation of the transactions contemplated by the Amendment.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date first above written.

EWT HOLDINGS II CORP.

By:
Name: Ben Stas
Title: Chief Financial Officer